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                                                               EXHIBIT (a)(1)(o)


From:     Human Resources Compensation
To:       Eligible Optionholders
Subject:  Offer to Exchange

You have previously received a number of documents relating to the Option Exchange Program, including an Offer to Exchange and an Election to Exchange. In connection with this program, we were required to file the exchange offer documents with the Securities and Exchange Commission (the "SEC"). Following the SEC's review of the exchange offer documents, the SEC had a couple of comments to the Offer to Exchange and the Election to Exchange, including:

   o a requirement that we provide additional financial information regarding BMC; and

   o a requirement that we modify the terms of the Election to Exchange as described below.

As a result, attached to this email is a Supplement to the Offer to Exchange, which reflects the comments of the SEC. The Supplement modifies the Offer to Exchange previously circulated to you. In addition, attached as Annex A to the Supplement is an Addendum to the Election to Exchange. The Addendum modifies the Election to Exchange previously delivered to you by deleting the following sentence from the Election to Exchange:

        "I have read, understand and agree to all of the terms and conditions of the Offer"

and replacing it with the following sentence:

        "I agree to all of the terms and conditions of the Offer."

If you have not already executed and delivered the Election to Exchange that was previously delivered to you and you decide to participate in the Offer, please execute both the Election to Exchange and the Addendum and deliver each of them to Linda Caldwell in accordance with the instructions set forth in the Offer to Exchange. If you have already delivered the Election to Exchange, you are not required to take any action. However, since the Addendum is beneficial to you, you are entitled to execute the Addendum and deliver it to Linda Caldwell by 5:00 p.m., Houston time, October 9, 2002 in accordance with the instructions contained in the Offer to Exchange, in which case your Election to Exchange will be amended as provided in the Addendum.

If you have any questions about the exchange offer, the Supplement or the Addendum, please feel free to email compensation@bmc.com or call Barbara Fanning at (713) 918-4141.